Exhibit 99.3
CONFIDENTIAL
August 23, 2005
Re: Separation Agreement for Ann Kappler
Dear Ann:
As we have discussed, you will be leaving Fannie Mae on January 2, 2006.
In order to address issues relating to your work status and the termination of your employment with Fannie Mae, and to resolve and release fully and completely any claims between you and Fannie Mae arising from your employment or the termination of that employment, you and Fannie Mae have agreed to the terms of this Separation Agreement (the “Agreement”).
1. Effective Date and Work Status. Your employment with Fannie Mae will terminate on January 2, 2006 (“Termination Date”), unless the term of employment is ended earlier in accordance with Paragraph 5. Until the termination you will remain in the position of Executive Vice President and General Counsel, except that if Fannie Mae appoints another General Counsel prior to January 2, 2006 you will remain employed by Fannie Mae with your current pay and benefits, including those described in this Agreement, in a senior advisory capacity. You agree that, through the Termination Date, you will not engage in any activity that is in any way detrimental to Fannie Mae. Detrimental activities include, but are not limited to, acts of disloyalty or dishonesty and breaches of any fiduciary obligation to Fannie Mae. You agree to abide by all Fannie Mae policies in effect at all times up to and including the Termination Date. These policies include, but are not limited to, those set forth in the Policies and Procedures site, the Code of Business Conduct, the Agreement on Ideas, Inventions and Confidential Information and any applicable departmental guidelines. You agree that, effective as of the Termination Date, you resign as an officer and an employee of Fannie Mae, such resignation being evidenced by your execution of this Agreement.
2. Fannie Mae Consideration. In exchange for your promises, covenants and undertakings set forth in this Agreement, Fannie Mae will:
a.	Pay you, within fifteen (15) days of Fannie Mae’s receipt of your executed Agreement, but no earlier than the first business day following your Termination Date, a lump sum amount equivalent to 52 weeks of your current base pay ($472,000) plus four weeks pay per year of service with Fannie Mae (for a maximum of 26 weeks) for a total of 78 weeks of your current base pay, ($708,000);

b.	Pay you a lump sum AIP award for 2005 at target, subject to adjustment for corporate performance to the same extent as an adjustment for corporate performance is made for other Executive Vice Presidents. You will not be entitled to any AIP award for 2006 or later years. In addition, with respect to the second installment of PSP 17, both installments of PSP 18 and 19, and a pro-rata (2/3) portion of PSP 20, you will be entitled to payment to the extent the Compensation Committee or the Board of Directors determines that these PSP awards are payable to other Executive Vice Presidents. You will not be
Form of Separation Agreement (AK)1

Ann M. Kappler

August 23, 2005
entitled to any PSP payments other than as described in the preceding sentence. The pro rata AIP award and PSP payouts will be paid to you, if at all, when other Executive Vice Presidents receive their AIP and PSP awards, provided such payments to you are not subject to Section 409A of the Internal Revenue Code (“Section 409A”) or, if subject to Section 409A, would be consistent with the requirements of Section 409A, as determined by Fannie Mae. If the payment of a pro rata AIP award and/or PSP payout to you in accordance with the preceding sentence would be subject to Section 409A and, if paid in accordance with the preceding sentence, would not be consistent with the requirements of Section 409A, as determined by Fannie Mae, then such payment due to you will be made at the first time thereafter as is administratively practicable consistent with Section 409A.

c.	Continue your existing medical and/or dental coverage for a maximum period of five years (60 months), if you elect such continuation of coverage. If you elect such continuation of coverage, for the first eighteen (18) months (or until discontinuation of the coverage, if earlier) you will pay only the portion of the premium that you would have paid as an active employee. For the remainder of the coverage continuation period, terminating at the end of five years (60 months) or upon discontinuation of the coverage if earlier, you will be required to pay the full premium that would be required of you for coverage continuation in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). The coverage to which you would be entitled under COBRA is included in the continuation of coverage described in this paragraph — that is, you will not be entitled to any additional COBRA coverage at the end of the coverage continuation period described in this paragraph;

d.	Subject to paragraph (h) below, provide you with up to $18,000 in outplacement services from a firm chosen by Fannie Mae. These outplacement services must be used within twelve (12) months of the Termination Date. You may not receive cash in lieu of such outplacement services;

e.	Accelerate fully, as of the Termination Date, the vesting of any stock options that you may nave. The exercise period for each of your vested options (whether vested by acceleration or pursuant to the regular vesting schedule) shall be extended to the option’s expiration date. You understand that, if the option exercise period ends on a holiday or weekend, your last opportunity to exercise the option will be the last business day of the exercise period. In addition, you understand that after the expiration date these options will expire;

f.	Subject to paragraph (h) below, accelerate fully, as of the Termination Date, the vesting of any restricted stock that you may have;

g.	Subject to paragraph (h) below and in accordance with the provisions of Fannie Mae’s financial counseling program, payment of the fee for financial counseling services to you for 2006; and

h.	If you sign a general release on your Termination Date substantially in the form of the attached General Release upon Termination of Employment, in consideration for your continued employment between the date of this Agreement and your Termination Date and the other terms of this Agreement, pay or provide the benefits described in Paragraphs 2(d), 2(f) and 2(g) above.
Form of Separation Agreement (AK)1

Ann M. Kappler

August 23, 2005
3. Acknowledgement of Consideration. You acknowledge that, absent your entry into this Agreement, you would not be entitled to the consideration set forth in Paragraph 2 of this Agreement. You further acknowledge that Fannie Mae’s provision of this consideration is made in exchange for the full, final and complete release of any and all claims that you may have against Fannie Mae.
4. Vacation Pay/Benefit Rights. Within fifteen (15) days of the Termination Date, Fannie Mae will pay you a lump sum, less legally required deductions, for any accrued but unused vacation leave you may have as of the Termination Date, consistent with Fannie Mae policy. Fannie Mae also agrees to be bound by all benefit rights to which you are entitled as a result of your employment with Fannie Mae. These benefits include retirement, pension plan, 401K plan, ESOP, as well as any life insurance program. For the avoidance of doubt, (i) you have no vested right to any benefit and will receive no benefit under Fannie Mae’s Executive Pension Plan, and (ii) you will retain ownership of any life insurance policies owned by you but will be responsible for the payment of any premiums for periods after 2006.
5. Early Termination. You agree that your employment by Fannie May shall terminate earlier than the term provided in the Agreement in the event of (i) your death, (ii) your becoming eligible for and receiving disability benefits, or (iii) termination by Fannie Mae of your employment for misconduct or any breach by you of any provision of this Agreement. If your employment is so terminated, other than as provided in clause (iii) of this Paragraph 5, you (or your executors or administrators) (a) shall be paid, within 15 days of such termination, a lump sum payment equal to your base pay for the period from the date of actual termination through January 2, 2006 plus the benefit described in Paragraph 2(a), and you will also be entitled to the other benefits of Paragraph 2 determined as follows: (I) the AIP and PSP amounts described in Paragraph 2(b) shall be paid, if at all, in accordance with Paragraph 2(b); (II) the coverage continuation described in Paragraph 2(c) shall be available commencing at the actual date of termination; (III) the twelve-month period described in Paragraph 2(d) will be measured from the actual date of termination; (IV) the option and restricted stock acceleration described in Paragraphs 2(e) and 2(f) shall occur as of the actual date of termination, subject in the case of the restricted stock vesting to clause (VI) below; (V) the benefit described at Paragraph 2(g) will be provided in accordance with its terms, subject to clause (VI) below; and (VI) the provisions of Paragraph 2(h) shall be applied by substituting “actual date of termination” for “Termination Date.” If during the term of employment you become entitled to and thereafter receives disability benefits under the Short-Term Disability Program or the Long-Term Disability Insurance Plan (or any successor plan) paid for by Fannie Mae, the amount otherwise payable to you shall be reduced (but not below zero) by the amount of any such disability benefits received by you, but only to the extent such benefits are attributable to payments made by Fannie Mae. Subject to the foregoing provisions of this Paragraph 5, if your employment terminates pursuant to the provisions of this Paragraph, your “Termination Date” will be the date of such termination.
6. Voluntary Election. You acknowledge that your decision to enter into this Agreement is wholly voluntary and without any pressure or influence by Fannie Mae. You further acknowledge that you have carefully read and fully understand all of the provisions of this Agreement.
7. Release of all Claims. You covenant not to sue, and fully and forever release and discharge Fannie Mae and its affiliates, divisions, successors and assigns, along with its past and present trustees, officers, directors, insurers, shareholders, agents and employees, as well as any past, present or successor Fannie Mae pension or benefit plan and its trustees, administrators, fiduciaries, insurers and agents (collectively, the “Releasees”), in their
Form of Separation Agreement (AK)1

Ann M. Kappler

August 23, 2005
personal and representative capacities, from any and all claims, complaints, charges, debts, liens, liabilities, demands, obligations, acts, agreements, causes of action, suits, costs, expenses (including attorneys’ fees), damages (whether pecuniary, actual, compensatory, punitive or exemplary) and liabilities of any nature or kind whatsoever in law or equity or otherwise, whether now known or unknown, existing or arising in the future, arising out of or in any way connected with your employment with Fannie Mae or the termination of that employment, even if you would not have entered into this Agreement had you known that such claim(s) existed. Notwithstanding the above release, you retain any rights or claims arising after you sign this Agreement, as well as the right to take action to enforce the terms of this Agreement. You understand and agree that this release means you are giving up the right to sue Fannie Mae on any claim or cause of action released.
8. Release includes all Claims Under Federal, State, Local and Common Law. Your release as set forth in Paragraph 7 of this Agreement includes, but is not limited to: (i) any claims under any federal statute, ordinance, regulation or executive order, as amended, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, 42 U.S.C. Section 1981, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act, the Employee Retirement Income Security Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act and Executive Order 11246; (ii) any claims under any state or local statute, ordinance or regulation, as amended, including, but not limited to, the District of Columbia Human Rights Act, the District of Columbia Family and Medical Leave Act, the Virginia Human Rights Law, the Maryland Fair Employment Practices Act, and any workers’ compensation claims; and (iii) any claims under common law, including, but not limited to, claims for breach of contract, wrongful discharge and tort. You represent and reaffirm that you knowingly and voluntarily waive any rights and claims under the federal Age Discrimination in Employment Act of 1967, as amended, and under the other specific statutes stated in this section. You also represent that you have not suffered any work-related injury for which you have not already filed a claim, and that you have fully complied with your reporting obligations under Fannie Mae’s Code of Business Conduct, Anti-Fraud Policy and Ethical Responsibility Policy.
9. No Complaints or Charges. You represent that you have not filed any complaints or charges against Fannie Mae or any of the other Releasees with any federal, state, local court, agency or arbitration forum. You waive any and all rights to recover in any lawsuit, judicial action or administrative or other proceeding relating to Fannie Mae brought on your behalf by the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor, the Office of Federal Contract Compliance Programs, the District of Columbia Commission on Human Rights, the District of Columbia Department of Human Rights and Minority Business Development or any other federal, state or local administrative or fair employment rights enforcement agency. You agree that if any administrative agency or court maintains or assumes jurisdiction of any charge or complaint against any of the Releasees on your behalf, you will promptly request that agency or court to withdraw from the matter. By entering into this Agreement, you further withdraw any pending complaints and charges initiated by or relating to you in Fannie Mae’s Office of Corporate Justice, federal, state, local court, agency or arbitration forum.
10. Cooperation. You agree that you will fully cooperate with any investigation conducted by Fannie Mae, by its auditor, by OFHEO (as defined in Paragraph 20 of this Agreement), or by any federal, state or local government authority relating to Fannie Mae. Nothing contained in this Agreement precludes you from communicating or cooperating with any federal, state or local governmental authority or from taking any action required by law. Fannie Mae agrees
Form of Separation Agreement (AK)1

Ann M. Kappler

August 23, 2005
that it will not construe any assertion of attorney client or work product privilege applicable to you individually as failure to cooperate. You understand that Fannie Mae’s privileges may only be asserted or waived by Fannie Mae.
11. Non-Competition. Consistent with Section 3.6 of your Agreement on Ideas, Inventions and Confidential Information, which you signed on March 23, 2001, you agree that, for a period of twelve (12) months immediately following the Termination Date (the “Restricted Period”), you will not solicit or accept employment or act in any way, directly or indirectly, to solicit or obtain employment or work for Freddie Mac, any one of the Federal Home Loan Banks or the Office of Finance, whether such employment is to be as a Freddie Mac, Federal Home Loan Bank or Office of Finance employee, consultant, or advisor. You acknowledge that these limitations are essential, inter alia, to preserve the confidentiality of attorney-client privileged and other proprietary information that you have acquired in the course of your employment as a lawyer for Fannie Mae and that they do not improperly restrict your right or ability to engage in the practice of law in contravention of any applicable rule.
12. Forfeiture of Consideration and Attorney’ Fees. You agree that if you violate any material provision of this Agreement, you will immediately be liable to Fannie Mae for repayment of the full amount of consideration provided to you under Paragraph 2 of this Agreement and that Fannie Mae may discontinue part or all of any remaining payments of consideration under Paragraph 2. You also agree that you will be responsible for all costs and attorneys’ fees incurred by Fannie Mae by reason of your breach of any part of this Agreement or from Fannie Mae’s efforts to enforce this Agreement. You agree to submit to the jurisdiction of any federal or state court in any action by Fannie Mae to enforce its rights under this Agreement.
13. Disclaimer of Liability. Nothing in this Agreement shall be construed as an admission by Fannie Mae or by any of the other Releasees. Fannie Mae specifically disclaims liability to and wrongful treatment of you.
14. Consideration Period and Consultation with an Attorney. You acknowledge that you have been provided a period of twenty-one (21) days in which to consider whether or not to execute this Agreement. You also acknowledge that you have been advised in writing to consult with an attorney before executing this Agreement and that you have had a fair and full opportunity to do so as well as to consult with a tax advisor concerning, inter alia, the possible application of Section 409A to this Agreement. Further, you agree that Fannie Mae is not responsible for any expenses that you may have incurred or may incur in consulting with an attorney.
15. Revocation. You have seven (7) calendar days following your execution of this Agreement (the “Revocation Period”) in which to revoke your execution of the Agreement. This Agreement will not be effective or enforceable until the expiration of the Revocation Period. Revocation can be made only by delivery of a written notice of revocation to Fannie Mae’s Chief Executive Officer at Fannie Mae’s main business address before or by 5:00 p.m. on the seventh calendar day following your execution of the Agreement. If you revoke your execution of this Agreement, the Agreement will be null and void. If you do not revoke your execution of this Agreement as provided in this paragraph, this Agreement will be fully effective, enforceable and irrevocable in accordance with its terms upon the expiration of the Revocation Period.
16. Rehire. You agree that you will not apply for any position with Fannie Mae for seventy -eight (78) weeks following your Termination Date. Notwithstanding the above, if after the
Form of Separation Agreement (AK)1

Ann M. Kappler

August 23, 2005
execution of this Agreement Fannie Mae rehires you, you agree that you will return to Fannie Mae all of the lump sum amounts paid to you except for an amount equal to your base pay for the number of weeks elapsed between the Termination Date and your rehire. You and Fannie Mae understand and agree that in the event that you are rehired, neither the return of a portion of the severance payment nor the fact of your rehire will impair or in any way affect the validity or enforceability of this Agreement.
17. Return and Protection of Fannie Mae Property and Confidential Information. You agree that, on or before the Termination Date, you will transfer to the Chief Executive Officer of Fannie Mae or his designee, all documents, files and other work product that you have not previously relinquished, that are under your control and that you have generated or acquired in connection with or during your Fannie Mae employment. You acknowledge that you remain bound by the terms and conditions of the Code of Business Conduct, Agreement on Ideas, Inventions and Confidential Information, Confidential Information Policy and Intellectual Property Policy pertaining to all current and former Fannie Mae employees. You also agree not to disclose or use, without the prior written consent of Fannie Mae’s Chief Executive Officer, any company trade secrets or other Confidential Information prepared or obtained by you or at your direction during the course of your employment with Fannie Mae. Trade secrets shall include all information and material including but not limited to computer software and programs (including source codes), database technologies, systems, processes, formulae, inventions, discoveries and information developed, acquired, owned, produced or practiced at any time by Fannie Mae or its affiliates that have been treated, regarded or designated by Fannie Mae to be trade secrets. Confidential Information shall include all information and material relating to Fannie Mae’s business, including but not limited to all technical, financial, business and personnel related information and information as to plans, procedures and intra-corporate transactions, that is nonpublic and competitively sensitive, or the disclosure of which might reasonably be construed to be adverse to Fannie Mae’s interests.
18. Confidentiality. You and your heirs, assigns and attorneys agree to keep confidential and not to disclose any of the terms, conditions, amounts or any other details of this Agreement or any Confidential Information relating to your employment at Fannie Mae to any person or entity. However, you may make disclosure relating to this Agreement to the following individuals, provided that they also agree to keep the terms and conditions of this Agreement confidential: (i) to your attorney or other representative consulted by you to understand the interpretation, application or legal effect of this Agreement; (ii) to your accountants or financial advisors for the purpose of obtaining financial and/or tax advice pertaining to this Agreement; (iii) to your family or (iv) to the extent that such disclosure is required by law. You shall instruct those to whom you provide information about this Agreement pursuant to subparts (i)-(iv) of this paragraph that they are obligated to keep it confidential, except as required by law. In the event that you receive a request for disclosure of Confidential Information other than as set forth in subparts (i)-(iv), you shall promptly notify Fannie Mae and shall cooperate fully with Fannie Mae in responding or objecting to such request. As set forth in Paragraph 12 of this Agreement, if you breach the provisions of this paragraph, you must return to Fannie Mae all payments made under this Agreement. As set forth in Paragraph 10 of this Agreement, this undertaking does not preclude you from fully cooperating with any action or investigation brought by a governmental authority.
19. Binding Effect. This Agreement will be binding on you and Fannie Mae and on the parties’ respective heirs, representatives, executors, trustees, directors, employees, successors and assigns, and will run to the benefit of you, Fannie Mae and each of the other Releasees and the parties’ respective heirs, administrators, representatives, executors, trustees, directors, employees, successors and assigns.
Form of Separation Agreement (AK)1

Ann M. Kappler

August 23, 2005
20. Regulatory Approval. You acknowledge and agree that pursuant to Section 309(d) of the Federal National Mortgage Association Charter Act, as amended by the Federal Housing Enterprises Financial Safety and Soundness Act of 1992 (as so amended, the “Act”), 12 U.S.C. 1723a(d), no provision of this Agreement relating to the terms of the Employee’s termination of employment shall be effective unless and until such provision has been reviewed and approved by the Director (the “Director”) of the Office of Federal Housing Enterprise Oversight (“OFHEO”). You therefore agree as follows:
(a)	Fannie Mae shall promptly submit this Agreement to the Director for his review and approval of those terms hereof relating to termination of employment and shall seek diligently to obtain such approval; and

(b)	No such provisions shall become effective unless and until the Director’s approval thereof shall have been obtained.
21. Miscellaneous. The following provisions also apply:
(a)	You represent that you have not assigned or transferred, or purported to assign or transfer, to any person or entity and claim related to Fannie Mae, or any portion thereof or interest therein.

(b)	The failure of either party hereto to insist upon strict compliance by the other party with any term, covenant or condition hereof shall not be deemed a waiver of such terms or conditions, nor shall any waiver or relinquishment or failure to insist upon strict compliance of any right or power hereunder at any one time or more be deemed a waiver or relinquishment of such right or power at any other time or times.

(c)	Fannie Mae shall deduct from all amounts payable under this Agreement, including amounts payable under benefits and plans described in Paragraph 2, all federal, state, local and other taxes required by law to be withheld with respect to such payments.

(d)	The laws of the District of Columbia shall govern this Agreement. In the event that any provision of this Agreement shall be invalid and legally unenforceable, the same shall not affect in any respect the validity and enforceability of the remainder of this Agreement. In the event that the provisions of any section of this Agreement shall be held to be invalid or unenforceable in any respect, such section shall nevertheless be construed and applied so as to be valid and enforceable to the maximum extent permitted by law or in equity.

(e)	Except as provided otherwise herein, this Agreement supersedes any prior written or oral employment agreement between you and Fannie Mae, and any such agreement is terminated effective upon execution of this Agreement. You and Fannie Mae understand and agree that the terms and conditions of this Agreement constitute the full and complete understandings, agreements and promises of the parties, and that there are no oral or written understandings, agreements, promises or inducements made or offered with respect to the subject matter covered herein other than those set forth in writing in this Agreement, and this Agreement merges and supersedes any and all prior agreements, understandings and representations on the subject matter covered herein, with the sole exception of Fannie Mae benefit plans and stock option and restricted stock award documents referenced herein. No modification of this Agreement
Form of Separation Agreement (AK)1

Ann M. Kappler

August 23, 2005
shall be valid unless in writing and signed by each of the parties hereto.

(f)	You and Fannie Mae agree that the terms, conditions and details of this Agreement are unique and are addressed to the specific circumstances of your relationship and shall in no event provide a precedent, policy or practice for treatment of other employees of Fannie Mae in the future.

(g)	Notwithstanding any provisions to the contrary that may be contained in this Agreement, nothing in this Agreement or in the attached General Release Upon Termination of Employment is intended to terminate or limit the protections afforded to you, your heirs, your personal representatives or your estate that are provided in the Indemnification Agreement between Fannie Mae and you and any applicable Director and Officer Insurance.
22. Execution. By signing this Agreement, you agree that you have read and fully understand the meaning and intent of the terms of this Agreement and have had an opportunity to review it with your immediate family and attorney. You agree to be legally bound by this Agreement and certify that you sign this Agreement voluntarily and knowingly, without coercion and with full knowledge of the nature and consequences of signing it.
PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT CONTAINS A GENERAL RELEASE OF KNOWN AND UNKNOWN CLAIMS.

/s/ Ann M. Kappler	8/23/05

Ann M. Kappler	Date

/s/ Rebecca Senhauser	8/23/05

Rebecca Senhauser	Date
FANNIE MAE
Senior Vice President — Human Resources
Form of Separation Agreement (AK)1

Ann M. Kappler

August 23, 2005
General Release Upon Termination of Employment
Whereas, Section 2(h) of the Separation Agreement dated August          , 2005 (the “Agreement”) between the undersigned and Fannie Mae (the “Company”) provides that the undersigned shall sign this General Release Upon Termination of Employment at the time of termination of her employment for valuable consideration as recited in said Section 2(h).
NOW THEREFORE, the undersigned agrees as follows:
Release of all Claims. The undersigned covenants not to sue, and fully and forever releases and discharges Fannie Mae and its affiliates, divisions, successors and assigns, along with its past and present trustees, officers, directors, insurers, shareholders, agents and employees, as well as any past, present or successor Fannie Mae pension or benefit plan and its trustees, administrators, fiduciaries, insurers and agents (collectively, the “Releasees”), in their personal and representative capacities, from any and all claims, complaints, charges, debts, liens, liabilities, demands, obligations, acts, agreements, causes of action, suits, costs, expenses (including attorneys’ fees), damages (whether pecuniary, actual, compensatory, punitive or exemplary) and liabilities of any nature or kind whatsoever in law or equity or otherwise, whether now known or unknown, existing or arising in the future, arising out of or in any way connected with the undersigned’s employment with Fannie Mae or the termination of that employment, even if the undersigned would not have given this Release had she known that such claim(s) existed. Notwithstanding the above release, the undersigned retains any rights or claims arising after she signs this Release, as well as the right to take action to enforce the terms of the Agreement. The undersigned understands and agrees that this Release means that she is giving up the right to sue Fannie Mae on any claim or cause of action released.
Release includes all Claims Under Federal, State, Local and Common Low. This Release includes, but is not limited to: (i) any claims under any federal statute, ordinance, regulation or executive order, as amended, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, 42 U.S.C. Section 1981, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act, the Employee Retirement Income Security Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act and Executive Order 11246; (ii) any claims under any state or local statute, ordinance or regulation, as amended, including, but not limited to, the District of Columbia Human Rights Act, the District of Columbia Family and Medical Leave Act, the Virginia Human Rights Law, the Maryland Fair Employment Practices Act, and any workers’ compensation claims; and (iii) any claims under common law, including, but not limited to, claims for breach of contract, wrongful discharge and tort. The undersigned represents and reaffirms that she knowingly and voluntarily waives any rights and claims under the federal Age Discrimination in Employment Act of 1967, as amended, and under the other specific statutes stated in this section. The undersigned also represents that she has not suffered any work-related injury for which she has not already filed a claim, and that she has fully complied with her reporting obligations under Fannie Mae’s Code of Business Conduct, Anti-Fraud Policy and Ethical Responsibility Policy.
No Complaints or Charges. The undersigned represents that she has not filed any complaints or charges against Fannie Mae or any of the other Releasees with any federal, state, local court, agency or arbitration forum. The undersigned waives any and all rights to recover in any lawsuit, judicial action or administrative or other proceeding relating to Fannie Mae brought on her behalf by the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor, the Office of Federal Contract Compliance Programs, the District of Columbia Commission on Human Rights, the District of Columbia Department of Human Rights and Minority Business Development or any other federal, state or local administrative or fair employment rights enforcement agency. The undersigned agrees that if any administrative agency or court maintains or assumes jurisdiction of any charge or complaint against any of the Releasees on the undersigned’s behalf, the undersigned will promptly request that agency or court to withdraw from the matter. By entering into this Agreement, the undersigned further withdraws any pending complaints and charges initiated by or relating to the undersigned in Fannie Mae’s Office of Corporate Justice, federal, state, local court, agency or arbitration forum.
Form of Separation Agreement (AK)1

Ann M. Kappler

August 23, 2005
Cooperation. The undersigned agrees that she will fully cooperate with any investigation conducted by Fannie Mae, by its auditor, by OFHEO (as defined in Paragraph 20 of the Agreement), or by any federal, state or local government authority relating to Fannie Mae. Nothing contained in this Agreement precludes the undersigned from communicating or cooperating with any federal, state or local governmental authority or from taking any action required by law. Fannie Mae agrees that it will not construe any assertion of attorney client or work product privilege applicable to the undersigned individually as failure to cooperate. The undersigned understands that Fannie Mae’s privileges may only be asserted or waived by Fannie Mae.

[Witness]
Form of Separation Agreement (AK)1